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Exhibit 8.1

[Holme Roberts & Owen LLP Letterhead]

October 6, 2003

UnitedGlobalCom, Inc.
4643 South Ulster Street
Suite 1300
Denver, CO 80237

  Re:
  U.S. Federal Income Tax Discussion in Prospectus

Ladies and Gentlemen:

        We have acted as counsel to UnitedGlobalCom, Inc., a Delaware corporation ("UGC"), and its indirect wholly-owned subsidiary Europe Acquisition, Inc., a Delaware corporation ("Acquisition Sub"), in connection with Acquisition Sub's tender offer for the outstanding shares of UGC Europe, Inc., a Delaware corporation ("UGCE"), not currently owned by UGC or any of its subsidiaries, or Liberty Media Corporation ("Liberty") or any of its subsidiaries, or UGC's, or Liberty's or UGCE's respective executive officers or directors (the "Offer") which, if consummated, may be followed by the merger of Acquisition Sub's direct wholly-owned subsidiary, Europe Merger, Inc., a Delaware corporation, with and into UGCE (the "Merger").

        You have requested our opinion with respect to the general discussion (the "Discussion") set forth under the caption "Chapter II—The Transaction—Certain Considerations Relating to the Exchange Offer and the Merger—Certain Material United States Federal Income Tax Consequences" in the prospectus (the "Prospectus") included as part of UGC's Registration Statement (the "Registration Statement") on Form S-4, filed with the Securities and Exchange Commission (the "Commission") in connection with the Offer.

        In rendering this opinion, we have reviewed (i) the Prospectus, (ii) the Registration Statement, (iii) Acquisition Sub's Schedule TO filed with the Commission in connection with the Offer, (iv) the Letter Agreement, dated October 6, 2003, between UGC, UGC/SPCo, Inc., and Acquisition Sub describing, among other things, UGC's obligation to deposit UGC Class A common stock with the exchange agent on behalf of Acquisition Sub, (v) the Exchange Agent and Information Agent Agreement, dated October 6, 2003, between UGC, Acquisition Sub, and Mellon Investor Services LLC, (vi) the Dealer Manager Agreement, dated October 6, 2003, between UGC, Acquisition Sub, and Credit Suisse First Boston LLC, (vii) the Engagement Letter between UGC, Acquisition Sub, and Credit Suisse First Boston LLC, (viii) the Letter of Transmittal delivered in connection with the Offer, and (ix) UGC's Schedule 14A Proxy Statement filed with the Commission in connection with the Offer (collectively, the "Transaction Documents").

        In rendering this opinion, we have (with your permission and without any investigation or independent verification) assumed (i) the accuracy, at all relevant times, of the facts, statements, covenants, representations, and warranties set forth in the Transaction Documents, (ii) that the Offer and the Merger will be consummated in the manner described in the relevant Transaction Documents and that the parties to the Transaction Documents will act in accordance with, and will refrain from taking any action that is prohibited by, the terms and conditions thereof, (iii) that the Transaction Documents constitute legal, valid and binding obligations of the parties thereto, enforceable against such parties in accordance with their terms, (iv) that the Transaction Documents contain all the material terms of the Offer and the Merger and that there are no other written or oral understandings of any kind that affect the material terms of the Offer and the Merger, (v) that the Merger, if consummated, will be a valid merger under applicable state law, and (vi) that the Offer and the Merger are being undertaken for valid business reasons and not for the purpose of tax avoidance.

        This opinion is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations promulgated thereunder, and publicly available administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect, or to different interpretations.

        Subject to the assumptions, conditions, and qualifications described herein and in the Discussion, we are of the opinion that the Discussion accurately summarizes certain United States federal income tax consequences of the Offer and the Merger that are expected to be material to a typical U.S. holder (as defined in the Discussion) or non-U.S. holder (as defined in the Discussion) that exchanges UGCE common stock pursuant to the Offer or the Merger, or both, as described in the Discussion.

        This opinion represents our current legal judgment on the specific issues addressed based on the assumptions, conditions, qualifications and applicable law described above and it has no official legal status of any kind. This opinion is not binding on the Internal Revenue Service (the "IRS") or the courts and the IRS could take a position contrary to this opinion and, if the matter is litigated, a court could reach a contrary decision.

        This opinion is being rendered as of the date hereof. We do not undertake to advise you of matters that may come to our attention subsequent to the date hereof and that may affect this opinion, including without limitation, changes in applicable facts or law. This opinion reflects our judgment as to certain legal conclusions as specifically set forth herein and is not and should not be deemed to be a representation or opinion as to any factual matters.

        We are furnishing this opinion to you in connection with the Prospectus and our opinion is not to be relied upon for any other purpose. This opinion may not be quoted in whole or in part or otherwise used or referred to in connection with any other transactions and may not be furnished to or filed with any person or entity without our prior written consent.

        We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

                      Very truly yours,

                      /s/ HOLME ROBERTS & OWEN LLP

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  Exhibit 8.1